HEI Exhibit 5(c)

[Letterhead of Pillsbury Winthrop LLP]

March 18, 2004

Goodsill Anderson Quinn & Stifel LLP

1099 Alakea Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-87782) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of $300,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series D (the “Medium-Term Notes”), which was declared effective by the Commission on August 16, 2002.

On March 17, 2004, the Company issued and sold $50,000,000 of the Medium-Term Notes (the “Notes”), as described in Pricing Supplement No. 3 dated March 12, 2004 to the Prospectus dated August 16, 2002. The Notes were issued pursuant to an indenture dated as of October 15, 1988, as amended and supplemented by the Third Supplemental Indenture thereto dated as of August 1, 2002 relating to the Medium-Term Notes, in each case, between the Company and Citibank, N.A., as trustee (collectively, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Indenture, a specimen of the Notes, and such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

March 18, 2004

Upon the basis of such review, we are of the opinion that the Notes constitute the valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.

We are members of the bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. We have, with your consent, relied upon your opinion of even date herewith addressed to the Company as to all matters of Hawaii law related to this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated March 16, 2004, which is incorporated by reference in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished only to you in connection with the issuance and sale of the Notes by the Company and is solely for your benefit. This opinion is not to be used for any other purpose or relied upon by any other person for any purpose without our prior written consent.

Very truly yours,

/s/ Pillsbury Winthrop LLP